FOR IMMEDIATE RELEASE

Contacts: Alfred E. Brennan, Chief Executive Officer Arthur L. Herbst, Jr., President & Chief Financial Officer (312) 644-6400

Young Innovations, Inc. Board of Directors Declares Quarterly Dividend, Authorizes Share Repurchase Program and Announces Election of New Officers

St. Louis, MO., May 7, 2008 – Young Innovations, Inc. (NASDAQ – YDNT) today announced that its Board of Directors declared a quarterly dividend of $0.04 per share, payable June 16, 2008 to all shareholders of record on May 22, 2008.

The Board of Directors also authorized the repurchase of up to 500,000 shares of the Company’s stock. This authorization, which will expire on July 31, 2009, replaces the current authorization which was scheduled to expire on July 31, 2008.

The Company also announced that its Board of Directors elected two new officers. Julia A. Heap was named the Vice President of Finance and David W. Frank was named Secretary. Ms. Heap joined the Company in May 2002 and has served as the Corporate Controller since 2005. Ms. Heap, a certified public accountant, previously worked in the audit practice of Arthur Andersen LLP for six years. Ms. Heap earned a Bachelors’ Degree in Accounting from the University of Illinois at Urbana-Champaign. Mr. Frank joined the Company in October 2007, after working for seven years in investment banking, most recently for Robert W. Baird & Co. Incorporated. Mr. Frank earned a Bachelor of Business Administration from the University of Wisconsin at Madison and a Masters of Business Administration from the J. L. Kellogg School of Management at Northwestern University.

Young Innovations develops, manufactures and markets supplies and equipment used by dentists, dental hygienists, dental assistants and consumers. The Company’s product offering includes disposable and metal prophy angles, prophy cups and brushes, dental micro-applicators, panoramic X-ray machines, moisture control products, infection control products, dental handpieces (drills) and related components, endodontic systems, orthodontic toothbrushes, flavored examination gloves, children’s toothbrushes, and children’s toothpastes. The Company believes it is a leading U.S. manufacturer or distributor of prophy angles and cups, liquid surface disinfectants, dental micro-applicators and obturation units designed for warm, vertical condensation.

Investors are cautioned that this press release as well as other reports and oral statements by Company officials may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995. Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions and which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions. These statements are not guaranties of future performance and the Company makes no commitment to update or disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements. Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those disclosed in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.